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Exhibit 5.11

THOMAS L. DEVINE
TDeVine@faegre.com
303-607-3765

October 24, 2011

Sheppard Mullin Richter & Hampton LLP
30 Rockefeller Plaza
New York, NY 10112-0015

  Re:
  Henry Bros. Electronics, Inc. and Real Time Logic, Inc.; Reliance on July 27, 2011, Colorado Special Counsel Opinion

Ladies and Gentlemen:

        Attached hereto is a copy of the legal opinion of this firm dated July 27, 2011 (the "Opinion"), and addressed to Jefferies & Company, Inc., KeyBanc Capital Markets, Inc., and B. Riley & Co., LLC, as the Initial Purchasers named in the Purchase Agreement dated July 14, 2011. Capitalized terms used herein shall have the meanings given to such terms in the Opinion. As counsel to Kratos Defense & Security Solutions, Inc., a Delaware corporation ("Kratos"), you may rely on the opinions set forth in such Opinion as of the date of its issuance, subject to the assumptions and qualifications stated in the Opinion. Any reliance by you must be actual and reasonable under the circumstances existing at the time of such reliance, including any changes in law, facts or any other developments known to or reasonably knowable by you at such time.

        This letter does not constitute a reaffirmation of the Opinion as of the date hereof or a confirmation that there has been no change in relevant law or facts since the date thereof. We are furnishing this confirmation to you solely for your benefit as counsel to Kratos in connection with your legal opinion to be provided to Kratos with respect to certain guarantees of its 10% Senior Secured Notes due 2017, and the Opinion may not be relied upon by you for any other purpose and may not be quoted to, relied on by, nor may copies be delivered to, any other person or entity without our prior written consent.

Sincerely yours,
/s/ Faegre & Benson LLP
FAEGRE & BENSON LLP

TLD:clw
Enclosure

July 27, 2011

Jefferies & Company, Inc.
KeyBanc Capital Markets Inc.
B. Riley & Co., LLC
c/o Jefferies & Company, Inc.
520 Madison Avenue
New York, NY 10022

  Re:
  Registration Rights Agreement dated July 27, 2011, among Kratos Defense & Security Solutions, Inc. ("Kratos"), all Domestic Restricted Subsidiaries of Kratos (the "Guarantors"), and B. Riley & Co., LLC, KeyBanc Capital Markets Inc., and Jefferies & Company, Inc. (collectively, the "Initial Purchasers"); Purchase Agreement dated July 14, 2011, by and among Kratos, the Guarantors, and the Initial Purchasers.

Ladies and Gentlemen:

        We have acted as special Colorado counsel to Henry Bros. Electronics, Inc., a Colorado corporation, and Real Time Logic, Inc., a Colorado corporation (collectively, the "Companies"), in connection with certain matters of Colorado law relating to specified transactions contemplated by the Transaction Documents described below. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Purchase Agreement.

        For purposes of this letter, we have examined such questions of law as we have deemed necessary and appropriate and have also examined the following documents and instruments each dated as indicated and each purported to have been signed on behalf of each signatory thereto:

          1.     Registration Rights Agreement dated July 27, 2011, among Kratos, the Guarantors, and the Initial Purchasers (the "Registration Rights Agreement"),

          2.     Purchase Agreement dated July 14, 2011, by and among Kratos, the Guarantors, and the Initial Purchasers (the "Purchase Agreement"),

          3.     Security Agreement (the "Security Agreement") dated as of May 19, 2010 among Kratos, the Grantors party thereto and Wilmington Trust FSB, as Collateral Agent (the "Collateral Agent"),

          4.     UCC—1 Financing Statement from Real Time Logic, Inc., as debtor, in favor of the Collateral Agent (the "Financing Statement"),

          5.     Supplemental Indenture dated as of July 27, 2011, among the Guaranteeing Subsidiaries, as defined therein, and the Collateral Agent (the "Supplemental Indenture"), and

          6.     Security Agreement Joinder dated as of July 27, 2011, by and among each Subsidiary of Kratos, as defined therein, in favor of the Collateral Agent (the "Security Agreement Joinder").

        The Registration Rights Agreement, Purchase Agreement, Financing Statement, Supplemental Indenture, and Security Agreement Joinder are referred to collectively in this letter as the "Transaction Documents." The Security Agreement and Security Agreement Joinder are referred to collectively in this letter as the "Security Documents."

        We have further examined:

          A.    An electronically transmitted copy of the Articles of Incorporation of Henry Bros. Electronics, Inc. (formerly known as Photo-Scan of Colo., Inc. and Securus, Inc.) as filed with the Colorado Secretary of State (the "Secretary of State") on March 11, 1970; an electronically transmitted copy of the Articles of Merger of Photo-Scan of Colo., Inc. and Marcham Controls, Inc, as filed with the Secretary of State on March 17, 1987; and Articles of Amendment to the Articles of Incorporation of Photo-Scan of Colo., Inc., as filed with the Secretary of State on April 7, 1987 (as amended, the "Henry Bros. Articles") and an electronically transmitted copy of the Bylaws of Henry Bros. Electronics, Inc., undated (the "Henry Bros. Bylaws");

          B.    An electronically transmitted copy of a Certificate of Good Standing, dated July 19, 2011, with respect to Henry Bros. Electronics, Inc., issued by the Secretary of State, indicating that as of date of issuance Henry Bros. Electronics, Inc., is in good standing in the State of Colorado (the "Henry Bros. Good Standing Certificate");

          C.    An electronically transmitted copy of the Articles of Incorporation of Real Time Logic, Inc. (formerly known as ISI Merger Corp.) as filed with the Secretary of State on September 20, 2002; an electronically transmitted copy of the Articles of Merger of ISI Merger Corp. and Real Time Logic, Inc., (d/b/a RT Logic) as filed with the Secretary of State on October 1, 2002 (the "Real Time Articles"); and an electronically transmitted copy of the Bylaws of Real Time Logic, Inc., dated effective October 1, 2002 (the "Real Time Bylaws");

          D.    An electronically transmitted copy of a Certificate of Good Standing, dated July 19, 2011, with respect to Real Time Logic, Inc., issued by the Secretary of State, indicating that as of date of issuance Real Time Logic, Inc., is in good standing in the State of Colorado (the "Real Time Good Standing Certificate");

          E.    An electronically transmitted copy of the Unanimous Written Consent of the Board of Directors/Sole Member of the Guarantors, dated July 12, 2011, unanimously approving the Transaction Documents (the "Board Consent");

          F.     An electronically transmitted copy of the Secretary's Certificate issued by Deborah S. Butera, the duly qualified and elected Secretary of each of the Guarantors, dated July 27, 2011, certifying to the truth and correctness of the Companies' Articles, Bylaws and Board Consents and the qualification and incumbency of the officers of the Companies identified therein (the "Secretary's Certificate" and together with the Articles, Bylaws and the Board Consent, collectively, the "Organizational Documents"); and

          G.    A certificate, dated July 27, 2011, from an officer of the Companies as to certain factual matters relating to this opinion letter (the "Opinion Certificate").

        The opinions set forth in this letter, as they relate to specific documents, relate to the specified documents and do not extend to documents, agreements, or instruments referred to in those documents (even if incorporated therein by reference) that are not expressly identified in this letter as having been examined by us.

        The opinions expressed herein are based on and are limited to the laws of the State of Colorado, including the Uniform Commercial Code as in effect therein (the "UCC"), and we do not express any opinion as to the law of any other jurisdiction. Our opinion excludes any opinion with respect to antitrust or securities laws or laws or judicial decisions related to fiduciary duties in connection with, or the fairness of transactions like, the transactions contemplated by the Transaction Documents. We express no opinion whatsoever with respect to the applicability or effect of the laws of any other jurisdiction or principles of conflicts of law and can assume no responsibility for the applicability or effect of any such laws or principles.

        In rendering any opinion expressed herein regarding perfection of a security interest in any Pledged Note, we have assumed that each such Pledged Note is a promissory note which is an "instrument" as defined in Article 9 of the UCC and has been endorsed in blank or to the order of the Initial Purchasers, and has been delivered to, and is held in its direct physical possession by, the Collateral Agent.

        In rendering any opinion expressed herein regarding the creation, attachment, or perfection or priority of any security interest, we have assumed that (i) "value" has been given within the meaning of Sections 8-303(a)(1) and 9-203(b)(1) of the UCC, (ii) the party granting the security interest has rights in the Collateral, or power to transfer rights in the Collateral, in which the security interest is being granted that are sufficient therefor, (iii) with respect to perfection by possession, no secured party or any trustee, custodian, bailee or other agent thereof taking possession of any Collateral is or will be directly or indirectly controlled by any debtor or other entity granting a security interest or any affiliate thereof, and (iv) there is no agreement or understanding prohibiting, restricting or conditioning the grant of the security interest in any Collateral, except to the extent that any such prohibition, restriction or condition is ineffective under Section 9-401, 9-406 or 9-408 of the UCC.

        Any opinion expressed herein regarding the perfection of any security interest by filing relates to the security interest in Collateral in which a security interest can be perfected by filing and includes without limitation "instruments," "general intangibles," "payment intangibles," "accounts," "chattel paper" and "investment property," as such terms are defined in Section 9-102(a) of the UCC. In rendering the opinion expressed herein regarding the perfection of the security interest by filing, we have relied, to the extent that any such filing may be relevant, upon the filing of each Financing Statement in the form provided for our review in the office of the Colorado Secretary of State.

        In rendering the opinion expressed herein regarding perfection of any security interest by filing, we have assumed that with respect to the perfection of such security interest, the necessary filings will be made to maintain the effectiveness of the Financing Statement, which will include the filing of a continuation statement within six months prior to the expiration of the initial effective period of the Financing Statement and within six (6) months prior to the expiration of each subsequent effective period, and will also include such other filings as may be occasioned by any change of the name, location of the chief executive office, or jurisdiction of organization of any debtor named in the Financing Statement and any transfer of any ownership interest in any Collateral in which the security interest has been granted.

        We express no opinion herein with respect to (i) the priority of any security interest or lien, (ii) the priority of any security interest in any mortgage note or other instrument, money, chattel paper or certificate evidencing any certificated security constituting Collateral in which a security interest is being granted, that is not directly held in its physical possession by the secured party or a trustee, custodian, bailee, securities intermediary or agent acting on its behalf for any reason, (iii) the creation, attachment, perfection or priority of any security interest with respect to any Collateral of the type specified in foregoing clause (ii), as to which there exists a duplicate original, (iv) any security interest in any real property acquired through foreclosure, deed in lieu of foreclosure or other similar means in respect of any Collateral, (v) the ability of any person or entity to obtain any property prior to a final resolution of any judicial proceeding with respect to any claim contrary to or inconsistent with any opinion expressed herein, (vi) the continuation of perfection of the security interest in any Collateral in which a security interest has been perfected by possession and which is released from such possession for servicing or any other purpose, unless such collateral is released for a purpose specified in Section 9-312(g) of the UCC and returned to such possession within the period specified therein and (vii) the effect of any applicable fraudulent conveyance or transfer, voidable preference or other similar law affecting the rights of creditors or secured parties.

        We express no opinion regarding any security interest in any copyrights, patents, trademarks, service marks or other intellectual property, the proceeds thereof or money due with respect to the lease, license or use thereof except to the extent Article 9 of the UCC may be applicable to the foregoing and, without limiting the generality of the foregoing, we express no opinion as to the effect of any federal laws relating to copyrights, patents, trademarks, service marks or other intellectual property on the opinions expressed herein.

        In rendering the opinions expressed herein regarding a security interest in any Collateral, we note that (i) the security interest relates to, and will therefore be subject to and limited by, the terms of any document evidencing such Collateral and any agreement under which such Collateral exists, and (ii) the realization of the benefits of the security interest may also be limited by the rights, claims and defenses of any other party to any such document or agreement.

        In rendering any opinion expressed herein regarding perfection of any security interest, we also note that (i) perfection of the security interest in proceeds is limited to the extent that such security interest will be perfected only if possession thereof is obtained or as otherwise provided in Sections 9-315 and 9-322 of the UCC, (ii) perfection of the security interest may be governed by laws other than the UCC on the date hereof to the extent that any of the Collateral in which the security interest has been perfected by possession becomes located in a State other than in which presently located or, to the extent that the security interest in any Collateral has been perfected by filing, (A) the chief executive office of any debtor named in any financing statement becomes located in a jurisdiction other than in which presently located, or (B) the jurisdiction of the organization of any debtor named in any financing statement becomes a jurisdiction other than in which presently organized, and (iii) any purchaser of an instrument who gives new value and takes possession of it in good faith and without knowledge that the purchase violates the rights of a secured party under Section 9-330 of the UCC would, under certain circumstances, take priority over a security interest granted by a debtor to that secured party in any instrument so purchased.

        In rendering any opinion expressed herein regarding perfection of any security interest, we also note that Section 552 of the Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the Bankruptcy Code may be subject to a security interest arising from an agreement entered into by the debtor before the commencement of such case. In addition, we note that a trustee in Bankruptcy for a debtor would have rights under various sections of the Bankruptcy Code to deal with Collateral in which secured parties have a perfected security interest, including without limitation the right under Section 363 of the Bankruptcy Code to sell or use such Collateral subject to the requirement that adequate protection be provided to the parties with interests therein, and the right under Section 506(c) of the Bankruptcy Code to recover from such Collateral the costs of disposition.

        In rendering this opinion letter, we also note that Section 541(d) of the Bankruptcy Code provides that property in which a debtor holds only legal title and not an equitable interest, becomes property of the bankruptcy estate of the debtor to the extent of such legal title but not to the extent of any ownership or other equitable interest that the debtor does not hold.

        We call to your attention the fact that we have been engaged as special counsel to the Companies solely in connection with the transactions provided for in the Transaction Documents, and that the Companies may be regularly represented in legal matters by law firms other than Faegre & Benson LLP. Except to the extent otherwise set forth above, for purposes of our opinion we have not conducted any investigation or performed any other examination or review, including, without limitation, any of the following actions: (i) a review of any files belonging to the Companies which are not presently in our possession, including, without limitation, files held by other counsel or predecessor counsel to the Companies; (ii) an examination of the records of any court, arbitrator or similar tribunal; (iii) a review of the official records of any county recorder to determine whether any third parties have filed instruments which purport to assert claims against the Companies; (iv) a review of the official records of any county recorder, any Secretary of State, the United States Patent and Trademark Office, or any other government agency or authority to determine whether any third parties have filed instruments which purpose to document a security interest, lien or encumbrance with respect to any assets of the Companies; or (v) a discussion with any attorneys in our firm (other than any attorneys working on the transactions provided for in the Transaction Documents) or any other third parties.

        As to questions of fact (but not facts constituting legal conclusions) material to our opinions and as to the accuracy of the representations and warranties made by Companies in the Transaction

Documents, we have, without independent investigation, relied upon the Opinion Certificate. Although we have not made any independent investigation or verification of any of the matters set forth therein, nothing has come to our attention which would indicate that reliance on any of the foregoing would be unreasonable.

        Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, it is our opinion that:

          1.     The Companies are corporations duly formed, validly existing and in good standing under the laws of the State of Colorado.

          2.     The execution, delivery and performance of each of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents to which the Companies are a party have been duly authorized by the Companies, and each such Transaction Document has been duly executed and delivered by the Companies.

          3.     The Companies have all necessary corporate power and authority to execute and deliver, and perform their obligations under, each of the Transaction Documents to which they are a party.

          4.     Neither the execution and delivery by the Companies of the Transaction Documents to which they are a party, nor the performance by the Companies of their obligations thereunder in accordance with the terms thereof: (i) violates any provision of the Companies' Articles or Bylaws; (ii) violates any laws of the State of Colorado; or (iii) requires the consent or approval of, or any filing or registration with, any State of Colorado governmental authority or, to our knowledge, any Colorado court other than (a) those which have been obtained or filed, and (b) any consents, approvals or filings required in connection with the exercise of certain remedies under the Transaction Documents to the extent required pursuant to the terms thereof.

          5.     The Security Documents each create, for the benefit of the Secured Parties (as such term is defined in the Security Agreement), a valid security interest which has attached in all right, title and interest of the Companies in and to the Collateral (as defined in the Security Agreement) and the proceeds thereof, (i) which security interest in each Note will be perfected upon the delivery thereof to the Collateral Agent pursuant to and in accordance with the Security Agreement, and (ii) which security interest in any portion of the Collateral and the proceeds thereof, which can be perfected by filing under the UCC, will be perfected upon the filing of the Financing Statement in the office of the Colorado Secretary of State. The Financing Statement is in appropriate form for filing in the office of the Colorado Secretary of State.

          6.     The choice of the law of the State of New York as the governing law of the Transaction Documents will be recognized and given effect by the courts of the State of Colorado but if the law of the State of Colorado were nevertheless held to be applicable to the Transaction Documents the agreement would be a binding obligation of the Companies enforceable in accordance with its terms under the law of the State of Colorado.

        In rendering the foregoing opinions, we have assumed, with your consent:

          (a)   The genuineness of the signatures not witnessed;

          (b)   The authenticity, accuracy and completeness of documents submitted as originals and the conformity to originals of documents submitted as copies;

          (c)   The legal capacity of all natural persons who executed the Transaction Documents and the Opinion Certificate;

          (d)   The Articles as filed with the Secretary of State are the actual and current articles of incorporation of the Companies, and none of the Articles, the Bylaws or the Board Consent have been amended, modified, rescinded or superseded;

          (e)   The Transaction Documents accurately describe and contain the understandings of each and every party thereto, and there are no oral or written statements or agreements by any of the parties to the Transaction Documents that modify, amend, or vary, or purport to modify, amend, or vary, any of the terms of the Transaction Documents; and

          (f)    The Transaction Documents have been duly authorized by all requisite entity action on the part of each of the parties thereto other than the Companies (collectively, the "Other Parties"), the execution, delivery and performance of the Transaction Documents by the Other Parties will not conflict with or violate any provision of any charter document, law, rule or regulation, judgment, order or decree, or agreement or other document binding upon or applicable to the Other Parties or their respective assets, all consents required of the Other Parties in connection with the authorization, execution, delivery and performance of the Transaction Documents, as well as all third party consents, have been obtained or waived, and each of the Transaction Documents has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of each party thereto, enforceable in accordance with its terms.

        The opinions set forth above are subject to the following qualifications, comments and limitations:

            (i)  As used in this opinion, the phrase "to our knowledge," or words of similar import, mean, as to matters of fact, that, to the actual knowledge of the attorneys within our firm principally responsible for the transaction contemplated by the Transaction Documents, but without any independent factual investigation or verification of any kind, such matters are factually correct;

           (ii)  This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. The opinions expressed in this letter are based upon the law in effect, and factual matters as they exist, on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by any legislative action, judicial decision or otherwise;

          (iii)  To the extent that the any of the Transaction Documents are incomplete, contain blanks, or refer to other agreements or documents, we express no opinion as to what effect, if any, such incomplete matters, blanks, or other items may have on the matters covered by this letter;

          (iv)  We express no opinion (a) on the accuracy of any representation or warranty or the accuracy of any calculations, descriptions, or facts in the Transaction Documents or in any exhibit or schedule thereto or in any document referenced therein or related thereto; (b) as to the tax or accounting effects of, or the characterization of, the Transaction Documents or the transactions described therein; or (c) as to any disclosure or reporting obligations of the Company or any of the Other Parties and their respective participants, agents, successors and assigns with respect to the transactions contemplated by the Transaction Documents;

           (v)  Our opinion at Paragraph 1 is based solely upon the Good Standing Certificate and our opinion with respect to such matter is rendered as of the date of the Good Standing Certificate and limited accordingly;

          (vi)  Our opinion at Paragraph 2 is based solely upon our review of the Articles, the Bylaws, the Board Consent and the Opinion Certificate;

         (vii)  Our opinion in clause (iii) of Paragraph 4 is limited to those consents, approvals, filings or registrations required by Colorado law and excludes any consents, approvals, filings or registrations required to be made with any Colorado state or local governmental authority or which are otherwise required under any provision of Colorado law in each case by virtue of the applicable terms of the laws of the State of New York;

        (viii)  Anything in this opinion to the contrary notwithstanding, we express no opinion concerning (a) ownership of any property or the holding by the Companies of any interest in any property, (b) the validity, enforceability or binding nature of the Transaction Documents or any rights or remedies under such Transaction Documents, or (c) the creation, perfection or priority of any lien or security interest, including with respect to any future or optional advance of loan proceeds; and

          (ix)  The opinions expressed in this letter do not (a) cover the effect of the Transaction Documents with respect to any prior credit agreements, loan facilities or other financings of the Companies, or (b) cover the effect or supplement to any of the Transaction Documents or the validity or enforceability of any amendments(s) or supplement(s) thereto, including without limitation any refinancings, modifications, extensions, waivers, or releases. Except to the extent provided herein, we are not opining as to any transaction, event or occurrence contemplated by the Transaction Documents that is to occur or may occur after the date of this Opinion Letter.

        This Opinion Letter is rendered solely to the Initial Purchasers and their permitted successors and assigns, and solely in connection with the Transaction Documents and the transactions contemplated thereby, and may not be relied upon by any Initial Purchaser, its successors and assigns, or by any other person for any other purpose; provided, however, that this opinion may be relied upon by the Initial Purchasers' attorneys in connection with the Transaction Documents and the transactions contemplated thereby. This opinion letter is not to be referred to, or quoted in, any document, report, or financial statement or filed with, or delivered to, any governmental agency or any other person or entity without our prior written consent.

Very truly yours,
/s/ Faegre & Benson, LLP
FAEGRE & BENSON, LLP

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  Exhibit 5.11